Exhibit 99.1

CORRECTING and REPLACING
SMC Announces Financial Results for the Year Ended
December 31, 2016

CORRECTION...by Smith-Midland Corporation
MIDLAND, Va.--(BUSINESS WIRE)-- First paragraph, fourth sentence of release dated March 30, 2017, should read: The basic and diluted income per share was $0.57 and $0.56 for 2016, respectively...(instead of The basic and diluted income per share was $0.54 and $0.53 for 2016, respectively...).
The corrected release reads:
SMC ANNOUNCES FINANCIAL RESULTS FOR THE YEAR ENDED DECEMBER 31, 2016
Smith-Midland Corporation (OTCQX: SMID) announced that the Company reported total revenue of $40 million for 2016 compared to $29.2 million for 2015, an increase of $10.8 million, or 37%. The Company reported pre-tax income of $4.3 million for 2016 compared to pre-tax income of $1.6 million for 2015, an increase of $2.7 million. The Company reported net income of $2.8 million in 2016, compared to net income of $1.1 million in 2015, an increase of $1.7 million. The basic and diluted income per share was $0.57 and $0.56 for 2016, respectively, while the basic and diluted income per share was $0.21 for 2015.
The Company reported fourth quarter revenues of $10 million for 2016 compared to $7.7 million for 2015, an increase of $2.3 million, or 29%. The pre-tax income for the fourth quarter of 2016 was $1,167,000 compared to pre-tax income of $305,000 in 2015, an increase of $862,000. The Company had net income for the fourth quarter of 2016 in the amount of $815,000 compared to net income of $251,000 in 2015, an increase of $564,000.
Rodney Smith, Chairman and CEO, stated, “The Company ended the year extremely well with a profitable fourth quarter and a record year for revenues and profits. We are looking forward to 2017 for continued growth and profitability.
“With the recent crash-test approval by the Federal Administration (FHWA) of the J-J Hooks™ MASH (Manuel for Assessing Highway Safety Devices) TL3 freestanding precast concrete barrier, Smith-Midland/Easi-Set Worldwide is accelerating its lead as the nation’s #1 precast concrete safety barrier supplier as highway safety standards are continually raised in the 41 states and 5 countries where our J-J Hooks barriers are sold. With the President’s proposed $1 trillion infrastructure plan, the Company and its licensees can promptly implement J-J Hooks barrier production using the latest and highest FHWA standards.
“Smith-Midland continues to be the industry leader in security and highway wall manufacturing. From the Company’s production of the Sing Sing maximum security prison anti-scale wall to the 35 foot tall highway Sierra sound walls, the flexibility and expertise of the Company’s wall manufacturing and design is unparalleled. The highway sound wall product will continue as an important part of our precast production.
“Smith-Columbia, our latest precast concrete factory acquisition located in South Carolina, has started fast and is highly profitable in its first year. New orders are continuing to arrive in Columbia at a rapid pace.”

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.
This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form 10-K.

Media Inquiries:
William A. Kenter, 540-439-3266
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com